Independent Service Auditors' Report

The Board of Directors
Princor Management Corporation


We have examined the accompanying description of policies and procedures applicable to the multiple distribution system for calculating the net asset value, dividends and distributions of, and for allocating income and expenses to, various classes of shares of each of the Princor Mutual Funds listed in
Exhibit 1 attached hereto (the "Funds"). Our examination included procedures to obtain reasonable assurance about whether (1) the accompanying description presents fairly, in all material respects, the aspects of Princor Management Corporation's policies and procedures that may be relevant to the Funds' internal control structure, (2) the control structure policies and procedures included in the description were suitably designed to achieve the control objectives specified in the description, if those policies and procedures were complied with satisfactorily, and (3) such policies and procedures had been placed in operation as of October 31, 1995. Princor Management Corporation uses a computer processing service organization for a portion of its computer processing. The accompanying description includes only those policies and procedures and related control objectives of Princor Management Corporation, and does not include the policies and procedures and related control objectives of the computer processing organization. Our examination did not extend to the computer processing service organization's policies and procedures. The control objectives were specified by Princor Management Corporation. Our examination was performed in accordance with standards established by the American Institute of Certified Public Accountants and included those procedures we considered necessary in the circumstances to obtain a reasonable basis for rendering our opinion.

In our opinion, the accompanying description of the aforementioned portions of the internal control structure presents fairly, in all material respects, the relevant aspects of Princor Management Corporation's policies and procedures that had been placed in operation as of October 31, 1995. Also, in our opinion, the policies and procedures, as described, are suitably designed to provide reasonable assurance that the specified control objectives would be achieved if the described control structure policies and procedures were complied with satisfactorily.

In addition to the procedures we considered necessary to render our opinion as expressed in the previous paragraph, we applied tests to specific policies and procedures, listed in Section III. The nature, timing, extent, and results of the tests are listed in Section IV. This information has been provided to the Funds and to their auditors to be taken into consideration, along with information about the internal control structure at the Funds, when making assessments of control risk for the Funds. In our opinion, the control structure policies and procedures that were tested were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the control objectives specified in Section II were achieved during the period from December 9, 1994 (date dual class shares first offered to the public) to October 31, 1995.

The relative effectiveness and significance of specific policies and procedures at Princor Management Corporation and their effect on assessments of control risk at the Funds are dependent on their interaction with the policies, procedures, and other factors present at the Funds and at the computer processing service organization. We have performed no procedures to evaluate the effectiveness of the policies and procedures placed in operation at the computer processing service organization.

The description of the policies and procedures at Princor Management Corporation is as of October 31, 1995, and the information about the tests of the operating effectiveness of the specified control structure policies and procedures covers the period from December 9, 1994 to October 31, 1995. Any projection of such information to the future is subject to the risk that, because of changes, the description may no longer portray the system in existence. The potential effectiveness of specified policies and procedures at Princor Management Corporation is subject to inherent limitations, and accordingly, errors or irregularities may occur and not be detected. Furthermore, the projection of any conclusions, based on our findings, to future periods is subject to the risk that changes may alter the validity of such conclusions.

This report is intended for use by the management of Princor Management Corporation, the Funds, and the Securities and Exchange Commission.



Des Moines, Iowa
November 22, 1995

Section I

Description of the System

Princor Financial Services Corporation ("the Distributor"), Princor Management Corporation ("Adviser") and each of the funds listed on Exhibit 1 (the "Fund or Funds") have implemented plans which allow each of the Funds to issue two separate classes of shares under a Dual Distribution System (the "System").

The System enables each Fund to offer investors the option of purchasing shares subject to: (i) a conventional front-end sales charge ("Class A shares") or (ii) a contingent deferred sales charge ("Class B shares"). The Fund will pay to the distributor a distribution fee pursuant to the Fund's Rule 12b-1 distribution plan at an annual rate of up to .25% of the average daily net asset value of the Class A shares, and up to 1.00% of the average daily net asset value of the Class B shares. The two classes each represent interests in the same portfolio of investments of a Fund. For accounting purposes, the two classes of a Fund are identical except that the net asset value and expenses of each class will reflect the Distribution Plan expenses (if any) and any Class Expenses, as defined below, attributable to the class. "Class Expenses" are limited to: (i) transfer agency fees, as identified by the Funds' transfer agent as being attributable to a specific class; (ii) blue sky registration fees incurred with respect to a class of shares; (iii) Commission registration fees incurred with respect to a class of shares; (iv) the expenses of administrative personnel and services as required to provide services to the shareholders of a specific class; (v) litigation or other legal expenses or audit or other accounting expenses relating solely to one class of shares; (vi) Directors' fees incurred as a result of issues relating to one class of shares; and (vii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a given class.

Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly allocated to one class of shares will not be so allocated unless and until approved by the Commission pursuant to an amended order. Certain expenses may be allocated differently if their method of imposition changes; thus, if a Class Expense of a Fund can no longer be attributed to a class it will be allocated to the Fund as a whole.

The net asset value of all outstanding shares of the two classes is determined by dividing the ending total net assets applicable to a specific class by the number of shares outstanding relating to that class. Expenses are attributable to each class of shares depending on the nature of the expenditure and are accrued on a daily basis. These fall into two categories: (1) fund level expenses that are attributable to each class that are allocated based on net assets at the beginning of the day (i.e., legal, audit, etc.) and (2) certain class level expenses that may have a different cost for one class versus the other (i.e., 12b-1 fees). Because of the additional expenses that will be borne by the Class B shares, the net income attributable to and the dividends payable on Class B shares will be lower than the net income attributable to and the dividends payable on Class A shares.

Section II

Specified Control Objectives

Following are the control objectives of the Fund's system of internal accounting control relating to the allocation of income and expenses to the two classes of shares within the Fund:

     Income, expenses and realized and unrealized gains and losses are properly allocated between the two classes of shares within the Fund.

     Distribution expenses are properly calculated.

     Dividends and distributions are recorded correctly as to account, amount, period and class of shares of the Fund.

     Net asset value per share ("NAV") of each class of shares of the Fund includes the appropriate amount of income and expense, including those expenses allocated between each class of shares.

Section III

Policies and Procedures to Achieve Specified Control Objectives

The following procedures are designed to account for the two classes of shares in each Fund:

   1. On a daily basis, the mutual fund accounting system calculates the distribution fees to be charged to each class by applying the appropriate class annual fee rate of up to .25% for Class A shares and up to 1.00% for Class B shares, to the prior day's average net asset value of the class of shares. These calculations are reviewed by the fund accountant.

   2. The mutual fund accounting system then allocates the total daily income and expenses among the Class A and Class B shares for daily distribution Funds, based on their respective outstanding (i.e., "settled") shares. Daily income and expenses are allocated for all other Funds based on their respective adjusted net assets at the end of the prior day. The number of shares outstanding in each class is provided to the accountant by the Fund's transfer agent, who maintains each class of shares in a separate account. The daily income and expense allocations are reviewed by the fund accountant.

   3. For daily distribution funds, upon completion of the income and expense allocations, the fund accountant determines the required distribution by class of shares by dividing daily net investment income allocated to each class by the number of shares eligible to receive dividends for the respective shares.

       For funds in which net investment income is distributed other than daily, the mutual fund accounting system accumulates net investment income by class.

   4. The NAV by class is determined by dividing the ending total net assets applicable to a specific class by the number of shares outstanding relating to that class.

   5. On a daily basis, the fund supervisor reviews the distribution fees, income and expense allocations, the net asset value per share for Class A and Class B shares and the dividends per share calculations, if applicable. The reviewer initials the worksheets to evidence this review.

   6. Before the NAVs, daily dividend rates and yields are released, the fund supervisor reviews the reasonableness of the NAVs, daily dividend rates and yields. Special attention is paid to the differences between the NAVs, daily dividend rates and yields of the two classes of shares.

   7. Once the fund supervisor is satisfied that all of the above steps have been completed and that the NAVs, daily dividend rates and yields appear reasonable, the NAVs, daily dividend rates and yields are made available to the transfer agent for processing purposes.

   8. If the fund supervisor notes any unusual fluctuations between NAVs, daily dividend rates and yields of the two classes in the Fund, they will research the matter and document the findings. The fund manager reviews and initials this documentation evidencing final approval of the NAVs, daily dividend rates and yields.

   9. On a monthly basis, the fund manager reviews a monthly checklist including the calculations of all income and expense items. In doing so, they review a separate record of the average daily net assets of each class of shares in the Fund. All fees calculated by the fund accountant are then reconciled to the general ledger of the Fund. The fund manager reviews and initials this reconciliation evidencing their approval.

Section IV

Tests of Effectiveness of Control Structure Policies and Procedures

Our tests of the effectiveness of control structure policies and procedures were designed to determine whether:

   1. The description of Princor Management Corporation's policies and procedures included in Section I of this report presents fairly, in all material respects, those aspects of Princor Management Corporation's control structure that may be relevant to a user organization's internal control structure.

   2. The control structure policies and procedures described in Section III of this report were suitably designed to achieve the control objectives defined in Section II of this report, if those policies and procedures were complied with satisfactorily.

   3. The control structure policies and procedures described in Section III of this report had been placed in operation as of the date specified.

   4. The control structure policies and procedures were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the control objectives in Section II were achieved during the period from December 9, 1994 to October 31, 1995.

Our tests of the effectiveness of control structure policies and procedures included the following procedures, to the extent we considered necessary: (a) a review of Princor Management Corporation's organizational structure, including the segregation of functional responsibilities, policy statements, and personnel policies, (b) discussions with management, accounting, administrative and other personnel who are assigned responsibilities for developing, ensuring adherence to and applying control structure policies and procedures, and (c) observations of personnel in the performance of their assigned duties.

Our tests of the effectiveness of control structure policies and procedures included such other tests as we considered necessary in the circumstances to evaluate whether those policies and procedures, and the extent of compliance with them, are sufficient to provide reasonable, but not absolute, assurance that the specified control objectives were achieved during the period from December 9, 1994 to October 31, 1995. Our tests of the operational effectiveness of control structure policies and procedures were designed to cover the calculation for the period from December 9, 1994 to October 31, 1995, for each of the procedures listed in Section III which satisfy the control objectives listed in Section II of this report. In selecting particular tests of the operational effectiveness of control structure policies and procedures, we considered the (a) nature of the items being tested, (b) the kinds and competence of available evidential matter, (c) the nature of the audit objectives to be achieved, (d) the assessed level of control risk, and (e) the expected efficiency and effectiveness of the tests.

Tests of effectiveness of control structure policies and procedures included:

   o   Tests of source documentation to ensure validity of information.

   o Tests of input and supervisory control procedures in place to ensure accuracy, completeness, validity and integrity of processing.

   o   Tests of recalculation of output to verify accuracy.

   o Tests of output control procedures and resultant documents and reports relative to specific calculations to ensure accurate and timely updates of accounting records were achieved.

Testing procedures were designed and performed to enable us to conclude that the control objectives listed in Section II of this report were achieved during the period from December 9, 1994 to October 31, 1995.

                                    Exhibit 1

Princor Bond Fund, Inc.
Princor Cash Management Fund, Inc.
Princor Government Securities Income Fund, Inc.
Princor High Yield Fund, Inc.
Princor Tax-Exempt Bond Fund, Inc.
Princor Tax-Exempt Cash Management Fund, Inc.
Princor Utilities Fund, Inc.

Princor Balanced Fund, Inc.
Princor Blue Chip Fund, Inc.
Princor Capital Accumulation Fund, Inc.
Princor Emerging Growth Fund, Inc.
Princor Growth Fund, Inc.
Princor World Fund, Inc.